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                                                                    EXHIBIT 99.2


[Reliant Resources, Inc. Logo]


FOR FURTHER INFORMATION:                 RICHARD WHEATLEY - MEDIA (713) 497-5881
                                         DAN HANNON - INVESTORS   (713) 497-6149

FOR IMMEDIATE RELEASE:                   JANUARY 31, 2003



                           RELIANT RESOURCES STATEMENT

                       SETTLEMENT AGREEMENT WITH THE FERC

HOUSTON, TX - Reliant has achieved an important settlement with the FERC on matters related to certain actions taken by some of its traders more than two years ago. The agreement allows the company to put this issue behind us, and conduct our business without the distraction or uncertainty of possible regulatory action on this matter. We continue to work hard to bring closure to old issues, and to build confidence in our company and enhance shareholder value.

Reliant discovered this behavior as part of our review of past trading practices in California and voluntarily brought it to the attention of the FERC in connection with its west-wide investigation and data requests. As stated in the FERC order, Reliant has cooperated fully and has been working closely with the Commission to handle it properly.

While it is not evident that the traders' actions had any impact on the market, the payment and other conditions attached to the agreement were established to resolve any concerns regarding their actions. The company has taken appropriate personnel actions with respect to the employees involved. And, we have taken substantive and definitive steps to ensure that such conduct is not repeated and that all employees fully understand the parameters of proper trading behavior.

These actions were not in violation of laws, tariffs or regulations in effect at the time. However, we wish to be clear that the conduct of the Reliant traders involved in this matter was not in keeping with how Reliant operates or the expected behavior of its employees.

It is important to keep in mind that this agreement with the FERC relates to an isolated situation involving trading activity over a two-day period more than two years ago. There was no supply shortage at the time, no ISO-declared emergency, no blackouts, and the two days fell during a low-price week on the market. Reliant's total generation during the period far outpaced historical generation levels.

"Reliant is committed to conducting our business with the highest integrity. Such self-disclosure and today's announcement reinforce Reliant's deep desire to do the right thing and face the future with confidence," said Steve Letbetter, Reliant Chairman and CEO.
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Reliant Resources (NYSE: RRI), based in Houston, Texas, provides electricity and energy services to wholesale and retail customers in the U.S. and Europe, marketing those services under the Reliant Energy brand name.

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